As filed with the Securities and Exchange Commission on January 6, 2014

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZHEN DING RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1000	11-3350926
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 205, 353 St. Nicolas
Montreal, Quebec
Canada H2Y 2P1
(438) 875-6136
FAX: (514) 844-0272
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Harvard Business Services Inc.
16192 Coastal H’way
Lewes, DE 19958
(302) 645-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Matthew Chang
Chiang Law Office, P.C.
110 Pacific Avenue, Unit 286
San Francisco, CA 94111
Phone & FAX: (415) 882-7239

Approximate date of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	3,319,513	(1)	$1.9324	(2)	$6,414,627	$826.20

(1)
In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED January 6, 2014

PROSPECTUS

 ZHEN DING RESOURCES INC.

3,319,513 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,319,513 shares of common stock. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares. Currently the Company’s share are quoted on the OTCPK under the symbol RBTK.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of our common stock by the selling stockholders.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____, 2014

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Zhen Ding,” “RBTK,” the “Company,” “we,” “us,” and “our” refer to Zhen Ding Resources Inc., a Delaware corporation, and its subsidiaries, including its majority ownership in the Chinese Joint Venture company, Zhen Ding Mining Co. Ltd.

OUR BUSINESS

Our current business is to identify mining entities that are engaged in the exploration and extraction of precious and/or base metals, primarily in China which are in need of funding and improved management.  We then provide the necessary management expertise and assist in financing efforts in these mining opeartions.  In exchange, we would acquire metal ores produced by these mines to process in our ore milling plant and sell the ore concentrates to metal refineries. We seek mining companies with either geologically demonstrated mineral resources and/or are already in mining operations. We believe we have the necessary expertise and contacts to find needed financing and personnel to help these enterprises in their development and in return we secure the necessary raw material for our ore milling plant.

Our principal executive offices are located at Suite 205, 353 St. Nicolas Montreal, Quebec Canada H2Y 2P1. Our telephone number is (438) 875-6136.

Our main operational office is in Wuxi, Town of Langqiao, Jing County, Anhui, China. Our telephone number at that address is 86-6270-9018.

Our first successful partnership was the purchase of 100% of the equity of Zhen Ding Resources Inc., a Nevada corporation (“Zhen Ding NV”) which owns 70% of a mining joint venture enterprise, Zhen Ding Mining Co. Ltd., (“Zhen Ding JV”) organized under the law of the People’s Republic of China (“PRC”), through its wholly owned subsidiary, Z&W Zhen Ding Corporation,  California corporation (“Zhen Ding CA”). Our joint venture partner Xinzhou Gold Co. Ltd. (“Xinzhou Gold”) owns 30% of Zhen Ding JV.  Subsequent to the acquisition of Zhen Ding NV, we merged Zhen Ding NV into and with our parent company, Zhen Ding Resources Inc., a Delaware corporation (“Zhen Ding DE”). To date all our operational mine milling activities are represented by the activities of Zhen Ding JV.  Its assets consists of an ore processing plant and adjacent warehouses and offices, built on our property in Wuxi, located in Anhui Province, China.  The plant processes ore in its raw rock form purchased from Xinzhou Gold.  This operation is further described on Page 18 under Description of Business.

ABOUT THIS OFFERING

This prospectus relates to the offering of 3,319,513 shares of common stock by a group of selling stockholders as listed in the table on page 33. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.  Our common shares are currently quoted on the OTCPK. There is no minimum number of shares that we must sell in order to receive any subscription.

We will not receive any funds from this offering.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Common Stock Offered:	3,319,513 shares of common stock, par value $0.0001
Common Stock to be Outstanding after this Offering	63,968,798
Use of Proceeds:	We will not receive any funds from this offering.
OTCPK Symbol:	RBTK

RISK FACTORS

An investment in our common stock is speculative and involves an extremely high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATING TO OUR COMPANY

WE ARE A DEVELOPING COMPANY AND HAVE LITTLE OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

Our company was formed in 1996, and as of September 30, 2013 we have no revenue. We have little operating history under our proposed business model upon which you can evaluate our business and prospects. Our lack of operating history may prevent a meaningful evaluation of our business, financial performance and prospects.

You must also consider all the risks and uncertainties frequently encountered by developing companies in a very competitive field, such as ours. Our inability to find viable or profitable acquisition candidates and then finding the necessary funding for these purchases may adversely affect our ability to progress.

Our recent acquisition of Zhen Ding NV which provided us with our first business operation Zhen Ding JV.  Despite this acqusition, we are still operating at a loss.  Until we are able to integrate Zhen Ding JV and obtain enough funding to execute our business plan for Zhen Ding JV, we will not generate sufficent revnenue to cover our operating expenses.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM HAS EXPRESSED DOUBT ABOUT OUT ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended December 31, 2012 and 2011, respectively, with respect to their doubt about our ability to continue as a going concern.  As discussed in Note 3 to our financial statements for the year ended December 31, 2012, we have generated operating losses since inception, and our cash resources are insufficient to meet our planned business objectives, which together raises doubt about our ability to continue as a going concern.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL, WE MAY BE UNABLE TO SUSTAIN OUR BUSINESS.

Our operating plan for 2014 is focused on expanding the Wuxi ore milling operations through exploration of further reserves by Xinzhou Gold and the subsequent expansion of the mill. We estimate we will require a minimum of approximately $500,000 to support this plan for the next 12 months. We are actively seeking additional funding, but to date have not entered into any agreements or other arrangements for such financing. There can be no assurance that the required additional financing will be available on terms favorable to us, or if found at all.

Without additional funding, the company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.  If additional funds are raised through the issuance of equity or convertible debt securities, our existing shareholders may experience substantial dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.

If we cannot obtain additional funding, we may be required to:

•	reduce or possibly eliminate our expenditures on exploration

•	Possibly decrease current ore porcessing operations.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

The price per share of our shares on the OTC market may at any time become subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us, furthering hampering our plans of expansion and growth.

WE HAVE INCURRED LOSSES IN CERTAIN PRIOR PERIODS AND MAY INCUR LOSSES IN THE FUTURE.

We incurred net losses of $2,564,093 for the period from inception (September 6, 1996) to December 31, 2012, and we may incur additional losses in the future. We expect our costs and expenses to increase as we expand our operations. Our ability to achieve and maintain profitability depends on the ability to raise necessary funding, our ability to integrate new projects, the extensiveness of any reserves, and the global pricing of precious and base metals. We may not be able to achieve or sustain profitability on a quarterly or annual basis.

OUR PROFITABILITY IS HEAVILY DEPENDANT ON THE WORLD PRICE OF COMMODITIES.

The selling price that we will obtain for any metal production is almost totally dependent on the world price. Should the price of gold, silver, or copper, our main interests, fall below the cost of production, we may have to cease all milling activities. Our future, at that point, will become extremely doubtful.

WE HAVE NOT PROPERLY EXPLORED THE POTENTIAL RESOURCES ON OUR WUXI PROPERTY

Most established and experienced mining enterprises expend time and resources exploring and drilling to establish likely reserves within a given prospect. The method of mining chosen by the previous owners of the Wuxi property, stated in common terms, is to ”follow the veins”, a technique that is cost effective, yet has the very real risk of mining activities being suddenly curtailed as the “veins” may narrow and yields per tonne suddenly become unprofitable. This may cause us to terminate milling activities.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGY WILL BE SUCCESSFUL.

Our growth strategy is primarily through partnership with new mines and their expandability. However, many obstacles exist to incorporating any new entity into our existing operations. Forming joint ventures with businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of joint venture business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to realize cost efficiencies or synergies or other benefits we anticipated when selecting our partnership candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, partnership candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the joint venture which will be required to comply with laws of PRC, to the extent applicable. There can be no assurance that any proposed joint venture will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals to the extent required, which may be necessary to consummate such joint venture.

We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish these new additions. Our inability to successfully implement our growth strategy may have a negative impact on existing operations and our future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Mr.DeGang Wei, our Chairman and key member of Management of our milling operations and CFO; and Ms Wen Mei Tu, our President and CEO.The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals. As well, both Mr. Wei and Ms Tu have significant activities outside the company that put demands on their time that could detract from their management of the Company’s business.

FAILURE TO ATTRACT AND RETAIN PERSONNEL COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

Our future success depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, and operational personnel.  There is intense competition for these individuals, and there can be no assurance that these professionals will be available in the market or that we will be able to meet their compensation requirements.

OTHER RISKS RELATED TO OUR BUSINESS

IF THE MINING LICENSE EXTENSION APPLICATION FOR OUR JOINT VENTURE PARTNER, XINZHOU GOLD, WHOM WE PURCHASE OUR RAW MATERIAL FROM, IS NOT GRANTED, OUR OPERATION MAY BE SEVERELY AFFECTED.

We purchase all of our raw material from Xinzhou Gold for our ore processing operation and rely solely on Xinzhou Gold for our supply of ores.  The veins currently being excavated by Xinzhou Gold in the permitted areas of our mines are very low grade and as such the production is minimal. The higher yielding and thereby more profitable veins run outside our permitted mining area boundaires under its current license. We have applied for an extension of the area permitted to be mined under its license, and anticipate a positive response sometimes in late spring of 2014. We continue production at less profitable levels with low grade metal ores. However, should our application be denied, we would not be able to secure another source with higher grade ores for our processing plant and our profitability would be severely limited.

RESERVES AND MINERALIZATION ESTIMATES ARE UNCERTAIN.

We rely on Xinzhou Gold for our supply of ores.  There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control. The estimation of reserves and mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurances can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomic to exploit. Changes in operating and capital costs and other factors including, but not limited to, short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect Xinzhou Gold’s mine reserves and as a result affect our production.

WE POTENTIALLY FACE INTENSE COMPETITION FROM OTHER COMPANIES IN THE MINING FIELD THAT HAVE GREATER RESOURECS THAN US.

Most of our potential competitors have substantially greater financial, technical, production and other resources than we do. Greater size in some cases provides them with a competitive advantage with respect to production costs because of their economies of scale and their ability to purchase raw materials at lower prices. These companies may be more attractive for qualified and experienced personnel. Companies with greater financial resources may readily outbid us for potential lucrative joint ventures.

ACTS OF TERRORISM, RESPONSES TO ACTS OF TERRORISM AND ACTS OF WAR MAY IMPACT OUR BUSINESS AND OUR ABILITY TO RAISE CAPITAL.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as China.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of and profits to foreign investors, is permissible. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

TO THE EXTENT OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OR PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

If we pursue our plans to operate mainly in China, our assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

To the extent our assets will be located in China and to the extent our revenue will be derived from our operations in China, our results of business and prospects would be subject to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our sales results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations with our future investors and/or customers.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China includes a stifling bureaucracy that may discourage Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS ARE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

All of our assets are currently located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

ANY DIVIDENDS AND OTHER DISTRIBUTIONS FROM ANY SUBSIDIARIES IN CHINA IS SUBJECT TO VARIOUS LEGAL AND CONTRACTUAL RESTRICTIONS AND UNCERTAINTIES, AND OUR ABILITY TO PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS TO OUR SHAREHOLDERS ARE NEGATIVELY AFFECTED BY THOSE RESTRICTIONS AND UNCERTAINTIES.

We plan to operate in China through PRC subsidiaries.  As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from PRC subsidiaries.  If the subsidiary incurs debt on its own behalf, the debt instruments may restrict its ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends on our shares.  Under the current PRC laws, because we are incorporated in the Delaware, any PRC subsidiaries would be regarded as Sino-foreign joint venture enterprises in China.  Although dividends paid by foreign invested enterprises, such as wholly foreign-owned enterprises and Sino-foreign joint ventures, are not subject to any PRC corporate withholding tax, the PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations.  Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses.  In addition, if we make additional capital contributions to PRC subsidiaries, (which may occur through the capitalization of undistributed profits), then additional approval of the PRC government would be required due to an increase in our registered capital and total investment .  Under the PRC laws, a Sino-foreign joint venture enterprise is required to set aside a portion of its net income each year to fund designated statutory reserve funds.  These reserves are not distributable as cash dividends.  As a result, our primary internal source of funds of dividend payments from PRC subsidiaries are subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders.  Moreover, any transfer of funds from us to PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. We currently do not intend on paying any dividends in the future and expect to retain all available funds to support our operations and to finance growth and development of our business. We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Therefore, any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur.

FAILURE TO COMPLY WITH PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT STOCKHOLDERS TO PERSONAL LIABILITY, LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES OR TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US OR OTHERWISE MATERIALLY ADVERSELY AFFECT US.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (i) covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries.  However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated.  For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed.  Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

IF THE CHINA SECURITIES REGULATORY COMMISSION (“ CSRC”), OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT CSRC APPROVAL IS REQUIRED IN CONNECTION WITH THIS OFFERING, THIS OFFERING MAY BE DELAYED OR CANCELLED, OR WE MAY BECOME SUBJECT TO PENALTIES.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006.  On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.  It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation.  Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented.  Although the CSRC or another PRC regulatory agency has not determined that CSRC approval is required for this offering, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC's approval is required, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

NEW CORPORATE INCOME TAX LAW COULD ADVERSELY AFFECT OUR BUSINESS AND OUR NET INCOME.

On March 16, 2007, National People's Congress passed a new corporate income tax law, which will be effective on January 1, 2008.  This new corporate income tax unifies the corporate income tax rate, cost deductions and tax incentive policies for both domestic and foreign-invested enterprises in China.  According to the new corporate income tax law, the applicable corporate income tax rate of our Chinese subsidiaries will incrementally increase to 25% over a five-year period.  We are expecting that the rules for implementation would be enacted by the Chinese government in the coming months.  After the rules are enacted, we can better assess what the impact of the new unified tax law would be over this period.  The discontinuation of any special or preferential tax treatment or other incentives could adversely affect our business and our net income.

WE MAY BE EXPOSED TO LIABILITIES UNDER THE FOREIGN CORRUPT PRACTICES ACT, AND ANY DETERMINATION THAT WE VIOLATED THE FOREIGN CORRUPT PRACTICES ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business.  We have operations, agreements with third parties and we make sales in China.  Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees.  However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible.  Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

OUR COMMON STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC’S PENNY STOCK REGULATIONS THAT MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

Our common shares are deemed “a penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition, we intend to apply for our common stock to be quoted on the Over-the-Counter Bulletin Board (OTCBB).  There can be no assurance that we will succeed in this effort.  Failure to list our shares on the OTCBB may impair the liquidity of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there-under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading –volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

WE HAVE A HIGH CONCENTRATION OF STOCK OWNERSHIP AND CONTROL, AND A SMALL NUMBER OF SHAREHOLDERS HAVE THE ABILITY TO EXERT SIGNIFICANT CONTROL IN MATTERS REQUIRING SHAREHOLDER VOTES AND MAY HAVE INTERESTS THAT CONFLICT WITH YOURS.

Our common stock ownership is highly concentrated. See “Security Ownership of Certain Beneficial Owners and Management.” As a result, a relatively small number of shareholders, acting together, have the ability to control all matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those shareholders’ interests may conflict with yours.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5, as well as the following:

• Our limited operating history and business development associated with being a development stage company;

• Our history of operating losses, which we expect to continue;

• Our ability to generate enough positive cash flow to pay our creditors;

• Our dependence on key personnel;

• Our need to attract and retain technical and managerial personnel;

• Our ability to execute our business strategy;

• Intense competition when seeking to acquire new entities;

• General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

• World Pricing of commodities;

• Changes in United States or foreign tax laws or regulations;

• Unforeseen liabilities arising from litigation;

• Our ability to successfully complete the integration of any future acquisitions; and

This prospectus may information and data that we obtained from government and industry publications. These government and industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

USE OF PROCEEDS

All the shares being offered for sale in this prospectus are from existing shareholders of the Company, and as such, we will not receive any funds from sales of these shares.

BACKGROUND OF THE TRANSACTION WITH THE SELLING STOCKHOLDERS

All the selling shareholders obtained their shares of our Company through a share exchange whereby the Company acquired their shares in Zhen Ding NV in exchange for shares of our Company, on a one-for-one basis. The selling shareholders tendered their shares in Zhen Ding NV between January 2012 to August 2013.  In October 2013, we issued shares of common stock in exchange for the shares tendered by the selling shareholders on a one-for-one basis.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are currently quoted on the OTCPK. However, very limited trading activity has taken place in the past years. And as such are securities are considered highly illiquid. The following table lists the high and low bid prices for our common stock as quoated, in US dollars, by the OTCPK during each quarter withing the last two fiscal years obtained from Track Data Corporation. These quotations reflect inter-dealer prices, wihtout retail mark-up, markdown, or commission and may not represent acutal transactions.

Year	Quarter Ended	High	Low
2013	September 30	$2.50	$2.50
	June 30	$2.55	$2.50
	March 31	$2.55	$2.50
2012	December 31	$2.55	$2.50
	September 30	$20.00	$0.05
	June 30	$7.00	$5.00
	March 31	$10.00	$7.00
2011	December 31	$10.00	$0.05

Holders

As of December 23, 2013, there were 136 stockholders of record holding a total of 63,968,798 shares of common stock.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. The payment of dividends is within the discretion of the board of directors. Any future decision whether to pay dividends will depend on our earnings, capital requirements, financial condition and any other factors that our board of directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This registration statement contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "Zhen Ding believes," "management believes" and similar language. The forward-looking statements are based on the current expectations of Universal Solar and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business" and "Management's Discussion and Analysis or Plan of Operation,". The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them.

The following discussion and analysis of our financial and results of operations should be read in conjunction with the financial statement and accompanying notes and ther other financial information appearing elsewhere in this report.  Our fiscal year end is December 31.

RESULTS OF OPERATIONS

ZHEN DING DE

The Nine-Month Period Ended September 30, 2013 as Compared to the Nine-Month Period Ended September 30, 2012

We have not generated any revenue since inception and therefore do not have any cost associated with revenue.

For the nine months ended September 30,2013, we incurred operating expenses of $575 for Delaware franchise taxes as compared to $0 for the same period in 2012.

For the nine-months ended September 30, 2013, we have a net loss of $575 due to the payment of expenses as described above.

As of September 30, 2013, we did not have any sources of income and have a cash position of $0 and a total decifit of $2,615,554.  There is a substantial doubt regarding the Company’s ability to continue as a going concern.  Our expenses were mininal and paid for with cash advances from a shareholder.

Year Ended December 31, 2012 as Compared to Year Ended December 31, 2011

We have not generated any revenue since inception and therefore do not have any cost associated with revenue.

For the year ended December 31, 2012, we incurred no operating expenses as compared to $51,400 for the same period in 2011, the latter expense for loss on settlement of accounts payable.

For the year ended December 31, 2012, we had no income as compared to a net loss of $51,400 due to the payment of expenses as described above. Our expenses were mininal and paid for with cash advances from a shareholder.

As of December 31, 2012, we did not have any sources of income and have a cash position of $0 and a total decifit of $2,614,979.  There is a substantial doubt regarding the Company’s ability to continue as a going concern.  Our expenses have been paid for with cash advances from a shareholder who will continue to fund us for the foreseeable future.

Liquidity and Capital Resources

As of the date of this prospectus, we have not yet generated any revenues from our business operations and have no cash.  Although we have no liabilities, our inability to generate revenue raises a substantial doubt regarding the Company’s ability to continue as a going concern.

With the acquisition of Zhen Ding JV, we expect to begin generating revenue and begin to fund our business operations.  However, we do not expect that cash flow from operations from Zhen Ding JV to be sufficient to fund continued operations.   The Company will look into opportunities to raise funds through the sale of equity or debt.  Xinzhou Gold, the minority partner of Zhen Ding JV, has begun to identify investors situated in the Far East, primarily Hong Kong, Taiwan and China. The strategy is two fold. One undertaking is to interest established mining companies in our potential resources and the other is directed towards seeking suitable loans. To date, our partner has approached several individual and companies in the gold business to interest them in participating financially in our proposed deep drilling program. There have been several site visits and negotiations have been underway. It is our opinion that there is firm interest to join us in our venture and more definite decisions are expected in the spring of 2014 after the Chinese New Year.

The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and the Company may not be able to obtain the funding necessary to implement its growth strategy on acceptable terms or at all. An inability to obtain such funding could slow down or prevent the Company from further development of its mining resources. The Company, intends to explore additional options to secure sources of capital, including the issuance of debt, and equity, including preferred equity securities or other equity securities. The Company has identified potential sources for the additional financing it requires, however the Company does not have commitments from any third parties to provide this financing. The Company might not succeed in raising additional equity capital or in negotiating and obtaining additional and acceptable financing when it needs it or at all. The Company’s ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond its control. We cannot assure you that the Company will be able to implement or capitalize on various financing alternatives or otherwise obtain required capital, the need for which is substantial given its operating loss history and its business and development plan. The terms of any future debt or equity funding that the Company may obtain in the future may be unfavorable to the Company and to its stockholders.

RESULTS OF OPERATION OF OUR OPERATING ENTITY

The following is a discussion of the result of operations of our operating entity on a consolidated basis consisting of Zhen Ding NV, Zhen Ding CA and Zhen Ding JV:

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue

Revenue from the sale of processed ores for the year ended December 31, 2012 was $2,101,217 as compared to none for the same period in 2011.  Our main source of revenue came from the sale of processed ore, which is a gold, silver, lead, zinc and copper concentrate and approximately 65% to 80% pure.

Cost of Revenue

The cost of revenue for the year ended December 31, 2012 was $2,084,968 as compared to none spent for the same period in 2011.  The main expenses associated with revenue was the purchase of ore in rock form from Xinzhou Gold and the running of our ore processing plant.

Gross Profit

Gross profit was $16,249 for the year ended December 31, 2012 as compared to none for the same period in 2011.  The small profit was due to the high cost of revenue.  We plan to acquire our joint venture partner Xinzhou Gold, from whom we purchase our raw material, in order to vetically integrate the mining and processing of ore operations to reduce the cost of revenue.

Operating Expenses

Our operating entity incurred total operating expenses of $484,998 for the year ended December 31, 2012, a decrease of $2,847,619 or 85% compared to the same period in 2011.  The significant decrease was due to stock compensation paid to employees in 2011 which was not the case for 2012.  The main expenses for 2012 were office lease of Zhen Ding JV, interest payments for outstanding loans and wages paid to employees.

Net Cash Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2012 was $1,077,616, an increase of $549,166 or 104% as compared to the same period in 2011.  The incrase was mainly due to prepaid expenses accociated with the construction of workshops at the processing plant and interest payments to related parties.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 2012 was $1,981,887, an increase of $1,475,347 or 291% compared to the same period a year ago, due to money spent in equipment purchases and construction of workshops at the ore processing plant.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2012 was $3,111,468, an increase of $2,007,206 or 182% due to increase in borrowing from related parties and banks.  We borrowed the money with intention to spend to purchase raw materials in 2012.

DESCRIPTION OF BUSINESS

Overview

We are a developing stage company engaged in seeking business partnership opportunities with companies that are in the field of exploration and extraction of precious and/or base metal, primarily in China which are in need of funding amd improved management.  We would provide the necessary management expertise and assist in financing efforts of these mining operations.  In exchange, we would acquire metal ores produced by these mines and process the ores in our ore milling plant and sell the ore concentrate s to metal refineries.  Currently, our only operating company is Zhen Ding JV, which engages in the processing of metal ore and the selling of ore conentrates of gold, silver, lead, zinc and copper at purity levels ranging from 65% to 80%.  Zhen Ding JV purchases metal ore in rock form from its joint venture partner, Xinzhou Gold which has rights to explore and mine ore from a property located in the southwester part of Anhui Province in China.

Our Corporate History and Structure

The Company was incorporated in September, 1996 as Robotech Inc., and began its business in the development and marketing of specialized technological equipment. At that time we estimated that it would require approximately $6,000,000 to realize our plans. As of the year 2003, we had not reached our financing goals and therefore abandoned that particular business plan. Since that time, we have been seeking suitable candidates for acquisition.

In the past decade there has been a world wide sharp recovery in the price and interest in precious metals, minerals and industrial commodities. Such interest has been fueled to a large degree, by the economic awakening of the two most populous nations, China and India and further bolstered by a sharp decline in the US dollar. A particular beneficiary of this revival has been the market prices of gold, silver and copper. Thus, in early 2010, the business direction of the company was changed to seek to profit from this revival and we began to focus our acquisition search in that industry, particularly on companies engaged in the mining of gold, silver and copper.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of the Company, made an offer to the shareholders of Zhen Ding Resources Inc., a Nevada corporation (“Zhen Ding NV”), to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

Zhen Ding NV through its wholly owned subsidiary, Z&W Zhen Ding Corporation, a California corporation (“Zhen Ding CA”), has been engaged in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company,  Zhen Ding Mining Co. Ltd.(“Zhen Ding JV”) is 70% held by Zhen Ding NV through Zhen Ding CA . It is a common practice in China to append the name of the town or city where an enterprise is located to its legally incorporated name. Thus many documents referencing Zhen Ding JV may refer to it as Jing Xian Zhen Ding Mining Co. Ltd. Zhen Ding JV engages in the processing of metal ore and the selling of ore conentrates of gold, silver, lead, zinc and copper at purity levels ranging from 65% to 80%.  Zhen Ding JV purchases metal ore in rock form from Xinzhou Gold.

On March 8, 2012, we changed our name from Robotech, Inc. to Zhen Ding Resources Inc., in anticipation of the acquisition of Zhen Ding NV. Our trading symbol, RBTK, however remained unchanged.

During 2012, a total of 50,779,915 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to the Company. On August 13, 2013, an additional 13,100,000 shares were tendered to us. Thus, as of August 13, 2013 the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outsanding equity of Zhen Ding NV to us.

On October 23, 2013, we issued 63,879,915 shares of our common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV making Zhen Ding NV a wholly owned subsidiary of the Company.

On October 28, 2013, we dissolved Zhen Ding NV by merging it into and with Zhen Ding DE.

The following illustrates our corporate and share ownership structure as of the date of this prospectus:

Operations

Currently, other than efforts of identify other potential acquisition targets in the mining industry, our only operation is through Zhen Ding JV, our joint venture company.

Our Joint Venture, Zhen Ding Mining Co., Ltd.

Our joint venture, Zhen Ding JV is equipped to process ore mined by our joint venture partner Xin Zhou Gold Co. Ltd.  Zhen Ding JV purchases the ore in rock form from Xinzhou Gold and processes the ore into our final product, which is a gold, silver, lead, zinc and copper oreconcentrate. We do not produce pure metals. We estimate that our processed product is 65-80% pure and is sold to refineries that further purify and separate the concentrate.

On November 4, 2004, Xinzhou Gold and Zhen Ding CA entered into a joint venture agreement to form Zhen Ding JV, for the purposes of processing metal ores which Xinzhou Gold extracts from the natural mineral resources found in the 34.75 square kilometers Wuxi property located in Langqiao Town, Jing County, Anhui Province, China.

Zhen Ding JV has a registered capital of US$1,680,000 and a total investment of US$2,418,000, with Zhen Ding CA making 70% and Xinzhou Gold making 30% of the capital contribution.  Generally, Xinzhou Gold would be responsible for the ore processing operations and Zhen Ding CA would be responsible for Zhen Ding JV’s cash needs, machinery and equipment, labor management and overseeing financial matters such as taxes, finances and audits.

Profits and liabilities of Zhen Ding JV would be shares by both parties in accordance to the capital contribution ratio.  The management of Zhen Ding JV shall consists of a nine-member board of directors with five appointed by Xinzhou Gold and four appointed by Zhen Ding CA.  The Zhen Ding JV business operations is managed by a general manager appointed by Xinzhou Gold and two deputy general managers with Xinzhou Gold and Zhen Ding CA each appointing one of them.

Zhen Ding JV has a term of 20 years and can be renewed with unanimous approval of its board of directors.

Zhen Ding JV would also provide management consulting to Xinzhou Gold and assist Xinzhou Gold in its financing efforts to secure additional funding to expand its mining operation.  In return Xinzhou Gold would sell all of its ore production to Zhen Ding JV for processing.

Description of the Property of the Wuxi Gold Project

Zhen Ding JV relies on Xinzhou Gold for its supply of metal ores and its processing plant is located on the site of the mine where Xinzhou Gold has licenses to explore and mine ore (the “Wuxi Gold Project”) to reduce transportation cost.  The Wuxi Gold Project is located in Jingxian county, situated in the southeastern part of Anhui Province, PRC. The site is 63km southwest of the city of Xuancheng, a significant city of about 2.8 million inhabitants, and is 15 km south of the town of Jingxian.  The project site falls under the administration of the township of Langqaio and is located near the village of Wuxi. (see Figure 1).

Figure 1- Location of Wuxi

The geographical position of the Wuxi Gold Project is located within the area bounded by the coordinates: 118°24′20″ to 118°27′20″ E and 30°31′30″ to 30°35′30″ N.

Access to the site from the city of Huangshan, the nearest city with regular air service, is by Express Highway #205 for approximately 125km to the village of Wuxi and subsequently by a 2 km all-weather road to the project site. All roads are public roads. Access is also available through the rail system at Xuancheng. (Please refer to Figure 2 for access to Wuxi via highways).

Figure 2 – Access to Wuxi Gold Project via highway

The area was eroded by glacial activity and subsequently by meteoric waters to a rolling landform. The elevations in the Wuxi Gold Project area are generally higher in the east and lower in the west.  The highest elevation, in the area, is less than 300m above sea level.

Gullies and creeks are well developed and are recharged by meteoric water. A river near the Wuxi Gold Project site will, via surface channel, conduit sufficient water for process and mining purposes. All rivers, gullies and creeks in the area flow into the Shuiyang river system.

The area has a mild climate. The highest temperatures occur in July and August reaching highs of + 41ºC and the lowest are during January and February reaching lows of –8ºC. Annual precipitation varies between 1348.2mm and 1422.8mm, concentrated from April to August.

The Wuxi Gold Project is located near the village of Wuxi and the work force comes from this and other nearby villages. A plentiful, although inexperienced, work force is available locally

Electric power is supplied by the local power grid and additional demand can be met by existing infrastructure. Energy cost is low and reliability is reportedly good. No backup power supply is provided or required on site. Telephone lines are available. Cellular phone coverage is good. Required roads, power lines, and water lines are in place.

Our joint venture partner, Xinzhou Gold currently mines ores at the Wuxi Gold Project under two permits: (1) Mining License No. C3400002009114110049341 (the “Mining License”) and (2) Gold Mining License No. (2005) 42 (the “Gold Mining License”).

The Mining License is valid from November 20, 2012 until November 16, 2014.  This license allows us to mine ore in a specific area spaning 0.744 square kilometers with an ore extraction limit of 60,000 tons per year.

The Gold Mining License, specifically grant us the right to extract gold ore up to 200 tons a day in the Wuxi Gold Mine and is valid from June 3, 2005 until June 3, 2015.

The veins Xinzhou Gold has been extracting ore from have been very low grade and therefore the yeild is also low as a result.  Xinzhou Gold has discovered that veins with higher concentrations of gold runs outside of its licensed areas and has applied for an expansion of our premitted areas under our license.  As such, mining of ore has been reduced awaiting an expansion of the working area permitted under the Mining License. Once Xinzhou Gold obtains the expanded license and ramps up its mining activities again, we will increase productivity in our process plant.  Xinzhou Gold anticipates that the application of expansion of mining area will be granted during the late spring of 2014.

History of the Wuxi Gold Porject

Initial regional geologic work began, in this area, in the 1930’s. Geologists, including LiYuyao and WangHengjie, began investigations into the origin of the carbonaceous zone in southern Anhui. Mineral exploration work began subsequent to the investigation for coal by Zhaoxian Bian and Yunyuan Liu in the 1940’s.

Additional regional geology and mineral geological surveys were performed between 1960 and 1965, by the Anhui Regional Geological Survey Team. This team provided a detailed Lithological/Stratigraphic study of the area. Concomitantly, this team performed stream sampling and investigations of old mine workings as well as additional mineral prospecting which has laid the basis for all subsequent geological work.

Since that time, there have been sporadic geological investigations primarily for the purpose of scientific research. Official regional geologic survey mapping is limited to a 1:50000 scale survey map; this limitation is indicative of the minor amounts of previous geological work performed in the area.

In 1998, the Anhui Exploration (Nuclear Technology) Institute discovered gold and poly-metallic deposits in the district. The mineral resource, subject of this report, was located primarily by surface exploration techniques, primarily surface trenching.

In March of 1999, the Anhui Exploration (Nuclear Technology) Institute sought additional investors; their involvement resulted in the formation of our joint venture partner, the Xinzhou Gold Co. Ltd. Senior management and owners of Xinzhou Gold Co., Ltd. are also our partner in Zhen Ding JV and also form part of the senior management of Zhen Ding JV.

In 2010, an additional financial partner was admitted to the Wuxi Gold Project and committed to expending up to US$4,000,000 to firm up the mining tunnels, for additional drilling and building an ore processing (concentration) plant. Zhen Ding JV has spent about $27.5 million RMB (about US$4.3 million) over the past 3 years.

The Physical Plant at the Wuixi Gold Project

The processing of the ore is through a gravity concentration plant which has been built on the northeast side of the mountain located within the Zhen Ding JV prospect.The plant is owned and operated by Zhen Ding JV.  It currently has a capacity to process 200 tonnes of rock daily, with infrastructure in place to provide for expansion of capacity to 600 tonnes.

The overview of milling process is for the ore to be extracted and brought to the plant and initially passed through two crushers, one coarse and one more refined, which is then fed into one of three grinding mills, where the ore is ground into powder form. At the grinding process, the powdered ore is mixed with chemicals and then fed into a floatation machine. After the chemical treatment, output from the floatation machine goes through a filter and drying machine. The output of the drying produces our final product, which is a gold, silver, lead, zinc and copper concentrate. We do not produce pure metal. We estimate our extracted ore is 65-80% pure and is sold to refineries that further purify and separate the concentrate. Tailing are send directly to a tailing pond near the entrance side of the plant. There is no hazardous waste produced by our concentration plant and we recycle nearly all of the waste water. The plant was visited and inspected by the relevant authorities. It passed the inspection and was issued a safety permit to operate until the next scheduled inspection just prior to January 1, 2015

The plant was completed and tested during 2012. Milling activity commenced during the summer of 2012. In the five months ended December 31, 2012, Zhen Ding JV milled and sold $2,101,200  of metal concentrate. However, mining and production decreased at year end as Xinzhou Gold exhuast higher concentrated gold deposits and need to extract beyond areas permitted by the Zhen Ding JV’s mining license. Xinzhou Gold has applied for a expansion of licensed areas and we expect to receive it in the late spring  of 2014, at which time Zhen Ding JV will ramp up its milling activities. We are maintaining minimal milling activities daily due to the decrease ore production by Xinzhou Gold whom we purchase our raw material, but the major milling production operation will commence with additional capital and expanded mining area approval.

Our Customers

We maintain no sales and marketing network, as our products are commodities which have a continuous demand, and can be sold directly to established metals refiners. All our milling output to date has been sold to a local metals firm, Shandong Jin Ao Ye Lian & Company.

For the future, we anticipate no problems in selling our output.

Plan of Operation

Our operating plan for the year, 2014, is as follows:

•
Re-commence greater milling operations as soon as possible, upon receipt of the necessary permits. This is expected in late spring of 2014. This will involve re-testing the plant equipment and re-hiring all personnel laid off as a result of the reduction of ore production by Xinzhou Gold.

•	Undertake a financing, through a private placement of common shares of up to $3,000,000. The funds raised would be used to expand our plant capacity.

•
Actively seek partnership with mining enterprises primarily active in the gold, silver and/or copper fields and subject to the general parameters described earlier to increase our supply of raw material.  The extent of this program is dependent on the success of the $3,000,000 financing efforts currently underway, as describer earlier.

Selling and Distribution of Output

We maintain no sales force, nor do we believe that we require one. As our products are varying concentrates of gold, silver, copper aggregates which are commodity-like in form, they can directly be sold to various metal companies with little or no marketing effort. In our region there exist several large and established metals processors that offer direct purchasing from us. We have already established relationships with several of them as we have delivered output in the past and anticipate little problem in disposing of any future mining production. Selling prices are determined by the world commodities market place.

Shandong Jin Ao Ye Lian & Company, a local metals firm, currently acquires all of our current production.

Need For Additional Capital

Without additional funding, the Company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.

Impediments to Additional Cash; Limited Operating History;

There is little historical financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable, we have to sell our output and generate revenue. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.. Equity financing could result in additional dilution to existing shareholders.

Principal Office

Our principal office is located at Zhen Ding Resources Inc. Suite 205, 353 St. Nicolas, Montreal, Quebec H2Y 2P1.
The offices in Montreal are not under written lease but are rented through a verbal agreement, on a month to month basis, from 150206 Canada Inc. at $500 per month, due and payable at each calendar quarter end. The occupancy began October 1, 2013 and the first payment is due  on December 31, 2013.

Our operational offices are located at:  Zhen Ding Mining Co. Ltd., Wuxi County, Town of Langaqiao, Jing Xian, Anhui Province, China.  Tel: 6270-9018. This office was purchased for about 300,000 RMB (approximately $50,000) in 2008 by Xinzhou Gold, and permits us its usage for an amount as yet to be negotiated.

Employees

Currently we have no paid employees. Our management team consists of our CEO and CFO and they currently do not receive compensation for their services. We intend to provide compensation to our CEO and CFO in 2014 and formalize their employement relationship with the Company at that time.

Zhen Ding JV currently has 7 employees and upon increase of milling operations, Zhen Ding JV will re-hire up to 40 mill workers. The 7 employees occupy the following management positions CFO, site general manager, mine manager, administartive manager, accountant, and external accounting coordinattor.. They are adequate to operate the mill at our current lower rate of operation.

None of the management employees have employee contracts.

Research and Development

Neither the Company or any of its subsidiaries is engaged in any research and development, aside from seeking new and viable acquisitions and/or finding and purchasing improved, more effective, and safer mining and milling equipment and methodologies.

GOVERNMENT REGULATION

The following summary discusses all regulations that matierally affect the business of our Company.

Chinese Regulations Affecting Our Company

Environmental Regulations

We are subject to a variety of governmental regulations related to environmental protection. The major PRC environmental regulations applicable to us include the Environmental Protection Law and the Environmental Impact Appraisal Law.

The Environmental Protection Law sets out the legal framework for environmental protection in the PRC. The Ministry of Environmental Protection (“MEP”) of the PRC is primarily responsible for the supervision and administration of environmental protection work nationwide and formulating national waste discharge limits and standards. Local environmental protection authorities at the county level and above are responsible for the environmental protection in their jurisdictions.

Companies that discharge contaminants must report and register with the MEP or the relevant local environment protection authorities. Companies discharging contaminants in excess of the discharge limits prescribed by the central or local authorities must pay discharge fees for the excess in accordance with applicable regulations, and are also responsible for the treatment of the excessive discharge. Government authorities can impose different penalties on individuals or companies in violation of the Environmental Protection Law, depending on the individual circumstances of each case and the extent of contamination. Such penalties include warnings, fines, impositions of deadlines for remedying the contamination, orders to stop production or use, orders to re-install contamination prevention and treatment facilities which have been removed without permission or left unused, administrative actions against relevant responsible persons or companies, or orders to close down those enterprises. Where the violation is serious, the persons or companies responsible for the violation may be required to pay damages to victims of the contamination. Where serious environmental contamination occurs in violation of the provisions of the Environmental Protection Law which results in serious loss of public and private property, persons or enterprises directly responsible for such contamination may be held criminally liable.

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of chemical businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, effective as of December 11, 2007 (the “Catalogue”). The Catalogue classifies the various industries into four categories: encouraged, permitted, restricted and prohibited. As confirmed by the government authorities, the Company is engaged in a permitted industry.

The National Development and Reform Commission (“NDRC”) and MOFCOM periodically jointly revise the Foreign Investment Industrial Guidance Catalogue. As such, there is a possibility that our company’s business may fall outside the scope of the definition of a permitted industry in the future. Should this occur, we would face a limit or restriction on foreign investment, the likes of which we are currently not subject to.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by MOFCOM or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution

The principal regulations governing the distribution of dividends by foreign holding companies include the Wholly Foreign Owned Enterprise Law (1986), as amended, and the Administrative Rules under the Wholly Foreign Owned Enterprise Law (1990), as amended.

Under these regulations, WFOEs in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, WFOEs in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75

On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. Such individuals have completed this process. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel has advised us that, based on their understanding of the current PRC laws and regulations:

•	We currently control our Chinese operating entity through a joint venture arrangement which is permitted under Chinese regulations regarding foreign ownership.

•	In spite of the above, CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, which are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

U.S. Regulations Affecting Our Company

FCPA Policy

The Foreign Corrupt Practices Act, or the FCPA, prohibits companies and individuals subject to FCPA jurisdiction from providing to foreign officials any “corrupt payments” (i.e., bribes, kickbacks, and similar benefits) in order to obtain any unfair advantage with respect to government contracts, regulatory approvals, licenses, and other government actions for the purpose of obtaining or retaining business. The FCPA applies to: (1) “issuers” – U.S. and foreign companies subject to SEC jurisdiction; (2) “domestic concerns” – individuals who are citizens, nationals or residents of the United States and companies with a principal place of business in the United States or organized under U.S. law; and (3) “other persons” – foreign companies or persons who act in the United States to further a corrupt payment. The term “other persons” has been interpreted broadly to include foreign entities that send an email in furtherance of a corrupt act to a U.S. recipient, or that clear a corrupt payment through a U.S. bank. The FCPA requires issuers to maintain accurate books and records that do not misrepresent their payments or expenses. Issuers are also liable for the accuracy of their majority-owned subsidiaries’ books and records and are required to act in good faith to encourage their minority-owned subsidiaries to adopt reasonable internal accounting controls intended to avoid corrupt payments. Issuers, domestic concerns and other persons may be liable for the actions of their foreign subsidiaries and agents if they know or should know that a subsidiary or agent is likely to make a corrupt payment to a foreign official.

Issuers, domestic concerns and other persons subject to the FCPA are subject to severe criminal and civil penalties for violations of the FCPA. Entities that make corrupt payments may be fined as much as $2 million per violation, or twice the amount of the benefit sought in return for the payment. Individuals may be fined up to $100,000 and/or imprisoned for up to five years. Issuers who violate the FCPA’s books and records requirements are subject to fines up to $25 million, and individuals can be fined up to $5 million and/or imprisoned for up to 20 years. Companies may not indemnify their officers or employees for FCPA violations.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of the Company’s subsidiaries or of the Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of our company. Our are elected by the Board of Directors and serve until dismissed or they resign. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there were no arrangements or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. Currently, directors are not compensated for serving on the Board of Directors. We have not established compensation or executive committees. Currently, our entire board of directors serves as our audit committee. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract a financial expert to our Board of Directors.

Name	Age	Position	Date Of Appointment
Wei, DeGang	57	Chairman of the Board of Directors and CFO	August 13, 2012
Tu, Wen Mei	61	President, Chief Executive Officer, Treasurer, Secretary and Director	August 13, 2012
Zhou, Qiang	66	Director	August 13, 2012

Biographical Information

Degang Wei, Chairman of the Board of Directors and CFO

Mr. Wei earned a BSc degree in Metallurgy from Anhue University.

From December 1975 to May 1993, he was employed by the East China Metallurgical Geology Bureau, where he engaged in Geological survey work in the Anhue Tongling region. From June 1993 to August 2002. Mr. Wei was sales and marketing manager for Tongling Copper Based Group of Xinqiao Mine Supply and Marketing Division. Then from January 2004 to December 2009, he worked as the legal representative of Tongling Copper Minerals Ltd. The company is a major copper, lead and zinc processing operation in the province.

From Oct. 2010 until now, he is managing director in charge of the construction and operation of the mineral processing-concentration plant for Jin Xian Zhen Ding Mining Company.

In September January 2012, he was elected a director and Chairman of the Board of Directors of Zhen Ding Resources Inc., and also to the position of Chief Financial Officer of the Company. At the same time, he serves as the legal representative of the Company’s JV, Xian Zhen Ding Mining Company.

Qiang Zhou, Director

Mr. Zhou graduated from Shanghai Gymnastic University with a degree in Phys-Ed Management. From 1989 to 1996, he was the assistant general manage for Shanghai Hui Feng Co. Ltd., an international trading  company. From 1996 to 2002, he was the assistant General Manager for Shanghai Heng De Investment Co. Ltd., an international investment company dealing with office and residential real estate and small manufacturing business investment. Subsequently he became one of the co-founders and a director  of  Xinzhou Gold. He has worked as consultant for Zhen Ding JV in since its founding in 2005, and is currently also a director of the Company.

Wen Mei Tu, CEO, President and Director

Ms. Tu  has a B.A. in Business Administration from McGill University in Montreal, Quebec.  Ms. Tu has worked both in the private and public sectors, and has held various management positions. In 1990, she established the groundwork for several companies by forming her own business to develop and finance projects in the Far East. She has established strong and close relationships with many contacts in both the private and government sectors in China and Taiwan. This extensive experience and entrepreneurial spirit is the basis of potential implementation of joint ventures and strategic partnerships. From 1997 to present, she was the Chairman and CEO of Trantech Ltd., a private high tech research and development company in Solar, Chips & Non-vacuum production process field

Family Relationships

There is no family relationship among any of our officers or directors.

Board Leadership Structure

The Board of Directors believes that Mr. Wei’s service as our Chairman of the Board is in the best interest of the Company and its stockholders. Mr. Wei possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Involvement in Certain Legal Proceedings

None of our directors or executive officers, during the past ten years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Has been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)
Has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

We have not established any board committees.  Currently, our entire board of directors serves as the only governing body overseeing the Company. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract a financial expert to our Board of Directors. None of our directors are independent within the meaning set forth in the rules of NASDAQ as currently in effect.

EXECUTIVE COMPENSATION

The executives of the Company received no compensation from the Company for the period from the time of their appointment to December 31, 2012. The Company currently has no agreements for compensation of its executives, and has no stock option plan or other equity compensation plan for its employees. We plan to pay an annual salary from January 1, 2014 to December 31, 2014 to the following officers.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total

Degang Wei	2014	$-	-	-	-	-	-	-	$-
Wen Mei Tu	2014	$-	-	-	-	-	-	-	$-

We have no Outstanding Equity Awards and director compensation plan.

Employment Agreements; Termination of Employment and Change of Control Arrangements

We have no employment agreements with our executive officers.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, executive officer, five percent (5%) stockholder or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of December 23, 2013 by each of our directors, each of our named executive officers; and all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 63,968,798 shares of Common Stock outstanding as of December 23, 2013. Unless otherwise identified, the address of the directors, officers of the Company listed above is the company’s principal business address.

Title of Class	Name, Title and Address of Owner	Amount and Nature of Wonership		Percentage of Class
Officers and Directors:
Common Stock	DeGang Wei, Chairman of the Board of Directors, CFO	8,400,000 direct and indirect	(1)	13.13%
Common Stock	Qiang Zhou Director	5,100,000 direct and indirect	(2)	7.97%
Common Stock	Tu, Wen Mei President, CEO, and Director	1,232,000 direct		1.93%
Common Stock	All executive officers and directors as a group	14,732,000 direct and indirect		23.03%
5% Holder
Common Stock	Zhi Bin Zhou 5-37 Hao Du Guo Ji Hua Yuan Qing Pu Qu Shanghai, China	7,000,000 direct and indirect	(3)	10.94%

(1)	Includes 2,200,000 shares held by his wife Ms. Wei Wei.
(2)	Includes 2,100,000 shares held by his wife Ms. Yao Zi Wang
(3)	Includes 1,000,000 shares held by his wife Ms. Yan Ling Zhao.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and no shares of preferred stock. As of December 23, 2013, 63,968,798 shares of common stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

We are subject to the provisions of the Delaware private corporation law, which are anti-takeover provisions. In general, the Delaware General Coporations Law (“DGCL”) prohibit a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the company. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

Transfer Agent and Registerar

The transfer agent and registrar for our common stock is:

Jersey Transfer & Trust Co.
201 Bloomfield Ave
Verona, NJ 07044
Phone: (973) 239-2712 - Fax: (973) 215-2740

Market Information

Our common stock is quoted on the OTCPK. The shares are illiquid and few trades have occurred in the past 2 years.

SELLING STOCKHOLDERS

We are offering a total of 3,319,513 shares of common stock. The following table sets forth the shares of common stock being sold in this offering document.

The following table sets forth as of December 23, 2013, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the sales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Shareholder Name	Total Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Being Offered	Shares of Common Stock Owned After the Offering(1)	Percentage of Common Stock after Completion of Offering(2)
Cao, Ai Zhi	2,200,000	220,000	1,980,000	3.1%
Chan, John H.	260,000	26,000	234,000	*
Chou, Chin Lung	139,610	13,961	125,649	*
Chou, Mei Chun	433,500	43,350	390,150	*
Fang, Gang	2,470,000	247,000	2,223,000	3.5%
Fang, Jin De	2,600,000	260,000	2,340,000	3.7%
Farkas, George	1,200,900	120,090	1,080,810	1.7%
Gu, Jian Ping	600,000	60,000	540,000	*
Guo, Li	3,000,000	300,000	2,700,000	4.2%
Importation Tresor Plus Inc	1,695,000	169,500	1,525,500	2.4%
Mohammed, Ashton	1,178,925	117,893	1,061,033	1.7%
Ng, Man Kin	893,000	89,300	803,700	1.3%
Pak, Yin Hay	2,805,000	280,500	2,524,500	3.9%
Pan, Xing Mi	100,000	10,000	90,000	*
Selva, Yuen Yat-Chung	1,086,890	108,689	978,201	1.5%
Tang, Yong Hong	1,600,000	160,000	1,440,000	2.3%
Wang, Ding Chen	2,000,000	200,000	1,800,000	2.8%
Wang, Li Qiong	3,000,000	300,000	2,700,000	4.2%
Wang, Zhong Ran	1,000,000	100,000	900,000	1.4%
Wei Ling Ping	2,200,000	220,000	1,980,000	3.1%
Wong, Jonathan	232,300	23,230	209,070	*
Zhou, Bao Sheng	600,000	60,000	540,000	*
Zhou, Bao Xian	600,000	60,000	540,000	*
Zhou, Qin	1,000,000	100,000	900,000	1.4%
Zhu, Xiao-Dong	300,000	30,000	270,000	*
Totals:	33,195,125	3,319,513	29,875,613
  * Less than one percent.
(1)	Assume all securities registered will be sold.
(2)
Applicable percentage ownership is based on 63,968,798 shares of common stock outstanding as of December 23, 2013, together with securities exercisable or convertible into shares of common stock within 60 days of December 23, 2013 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 23, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there-under promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with re-sales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by DGCL and the Company’s Bylaws. Under Delaware law, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by the Chiang Law Office, P.C., 110 Pacific Avenue, Unit 286, San Francisco, CA 94111, Phone and FAX 415 882-7239

EXPERTS

The financial statements of Zhen Ding DE as of December 31, 2012 and 2011, for the years then ended, and for the period from August 28, 1997 (inception) to December 31, 2012, and the consolidated financial statements of Zhen Ding NV as of December 31, 2012 and 2011 and for the years then ended,, included in this prospectus have been audited by GBH CPAs, PC of Houston, Texas, independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We intend to file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

PAGE
Interim Financial Statements

Balance Sheets as of September 30, 2013 and December 31, 2012 (unaudited)	F-1

Statements of Operations for the nine months ended September 30, 2013 and 2012, and for the period from August 28, 1997 (Inception) to September 30, 2013 (unaudited)	F-2

Statements of Cash Flow for the nine months ended September 30, 2013 and 2012 , and for the period from August 28, 1997 (Inception) to September 30, 2013 (unaudited)	F-3

Notes to Financial Statements	F-4

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-7

Balance Sheets as of December 31, 2012 and 2011	F-8

Statement of Operations for years ended December 31, 2012 and 2011 and for the period from August 28, 1997 (Inception) to December 31, 2012	F-9

Statement of Stockholders’ Equity from August 28, 1997 (Inception) through September 30, 2013	F-10

Statements of Cash Flows for years ended December 31, 2012 and 2011, and for the period from August 28, 1997 (Inception) to December 31, 2012	F-11

Notes to Financial Statements	F-12

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Balance Sheets
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	575	-

TOTAL LIABILITIES	575	-

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 150,000,000 shares
authorized, 122,430 shares issued and outstanding	$12	$12
Additional paid in capital	2,614,967	2,614,967
Deficit accumulated during development stage	(2,615,554)	(2,614,979)

Total stockholders' equity (deficit)	(575)	-

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Statements of Operations
(Unaudited)

			For Period from
	For the Nine months Ended		August 28, 1997
	September 30,		(Inception) to
	2013	2012	September 30, 2013

Revenues	$-	$-	$-

Operating expenses:
General and administrative	575	-	2,564,154
Loss on settlement of accounts payable	-	-	51,400
Total operating expenses	575	-	2,615,554

Net loss	$(575)	$-	$(2,615,554)

Net loss per common share - basic and diluted
	$(0.00)	$(0.00)
Weighted average number of common shares
outstanding - basic and diluted	122,430	122,430

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Statements of Cash Flows
(Unaudited)

			For Period from
	For the Nine Months Ended		August 28, 1997
	September 30,		(Inception) to
	2013	2012	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(575)	$-	$(2,615,554)
Adjustments to reconcile net loss to net cash
used in operating activities:
Shares issued to founder	-	-	400
Shares issued for services	-	-	1,413,498
Loss on settlement of accounts payable	-	-	51,400
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	575	-	575
Net cash used in operating activities	-	-	(1,149,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shares issued for cash	-	-	1,099,375
Shares issued for exercise of warrants	-	-	50,306

Net cash provided by financing activities	-	-	1,149,681

Net increase (decrease) in cash	-	-	-
Cash at beginning of period	-	-	-

Cash at end of period	$-	$-	$-

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for:
Income tax	$-	$-	$-
Interest	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Note to Financial Statements

Note 1.  Description of Business

Zhen Ding Resources Inc. (formerly Robotech Inc.) (“Zhen Ding DE”) was incorporated in State of Delaware in September 1996 and began its business activities in the field of development and marketing of specialized technological equipment. In the year of 2003, Zhen Ding DE abandoned its business because it was not able to reach Zhen Ding DE’s financing goals. Since 2004, several potential businesses were investigated by Zhen Ding DE as candidates for acquisition but for various reasons none were pursued. In 2008, negotiations were entered into with intent to acquire a solar energy company operating in the North African region. However, due to the inability to arrange for adequate funding, discussions were terminated. In the past decade there has been a worldwide sharp recovery in the price and interest in precious metals, minerals and industrial commodities fueled to a large degree by the economic awakening of the two most populous nations, China and India. In early 2010, the business direction of Zhen Ding DE was changed to seek opportunities from this revival and Zhen Ding DE began to focus particularly on searching for companies engaged in the mining of gold, silver and copper.

Zhen Ding DE entered into negotiations with Zhen Ding Resources Inc. (a Nevada entity) (“Zhen Ding NV”), which indirectly owns 70% of a Chinese Joint Venture entity, Zhen Ding Mining Co. Ltd.(“Zhen Ding JV”). This indirect ownership is through a 100% ownership of a California company Z&W Zhen Ding Corporation (“Zhen Ding CA”).

On January 10, 2012, the shareholders of Zhen Ding DE approved a 100 for 1 reverse stock-split of Zhen Ding DE’s common stock, affecting 12,242,972 shares that had issued to that date and reducing the number of shares outstanding to 122,430.  Zhen Ding DE’s financial statements have been retroactively restated to incorporate the effect of the stock-split.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of Zhen Ding DE, made an offer to the shareholders of Zhen Ding NV, to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

On March 8, 2012, Zhen Ding DE changed its name from Robotech Inc. to Zhen Ding Resources Inc., in anticipation of the acquisition of Zhen Ding NV. An application was made to FINRA to reflect this name change and the new name was subsequently accepted by FINRA.

During 2012, a total of 50,779,915 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to the Company.

On August 13, 2013, an additional 13,100,000 shares of Zhen Ding NV were tendered to Zhen Ding DE. Thus, as of August 13, 2013, the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to Zhen Ding DE.

Note 2.  Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding Zhen Ding DE’s financial statements. Such financial statements and accompanying notes are the representations of Zhen Ding DE’s management, which is responsible for the integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates and Assumptions

Zhen Ding DE prepares its financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development Stage Company

Zhen Ding DE is considered a development stage company and has had no commercial revenue to date.

Cash and Cash Equivalents

Zhen Ding DE considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes

Zhen Ding DE uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Zhen Ding DE reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

Share-Based Compensation

Zhen Ding DE estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and value of common shares based on the last common stock valuation done by third party valuation expert of Zhen Ding DE’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, Zhen Ding DE reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

Basic and Diluted Loss per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Subsequent Events

Zhen Ding DE evaluated events subsequent to September 30, 2013 through the date the financial statements were issued for disclosure considerations.

Recently Issued Accounting Pronouncements

Zhen Ding DE does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Note 3.  Going Concern

The accompanying financial statements have been prepared on a going concern basis, which assumes Zhen Ding DE will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of Zhen Ding DE as a going concern is dependent upon the continued financial support from Zhen Ding DE’s shareholders, the ability of Zhen Ding DE to obtain necessary financing and the attainment of profitable operations. As of September 30, 2013, Zhen Ding DE has incurred losses totaling $2,615,554 since its inception, and has not yet generated revenue from operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

If Zhen Ding DE is able to raise additional funds and Zhen Ding DE’s operations and cash flow improve, management believes that Zhen Ding DE will be able to continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in Zhen Ding DE’s liquidity. The uncertainty regarding Zhen Ding DE’s ability to continue as a going concern will cease when Zhen Ding DE revenues have reached a level able to sustain Zhen Ding DE’s business operations.

Note 4.  Subsequent Events

On October 23, 2013, Zhen Ding DE issued 63,879,915 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of Zhen Ding DE.

On October 28, 2013, Zhen Ding DE dissolved Zhen Ding NV by merging it into Zhen Ding DE.

Zhen Ding DE now through Zhen Ding NV’s wholly owned subsidiary, Zhen Ding CA, participates in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company Zhen Ding JV is 70% held by Zhen Ding DE  through Zhen Ding CA which owns a mineral processing plant located in the southwestern part of Anhui province in China, near the town of Jing Xian. Xinzhou Gold, the other 30% partner of Zhen Ding JV is the actual named owner of the various licenses used by Zhen Ding JV and transferred all rights emanating from these licenses as part of the joint venture agreement between Zhen Ding CA and Xinzhou Gold.

Now, Zhen Ding DE’s primary activity, through Zhen Ding JV, is processing of ore.  Zhen Ding DE focus in the growth regions mostly in China and Southeast Asia geographically.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
  Zhen Ding Resources Inc.
  (formerly Robotech Inc)
  (a Delaware Corporation)
  (a Development Stage Company)
  Montreal, Quebec

We have audited the accompanying balance sheets of Zhen Ding Resources, Inc. (“Zhen Ding” or the “Company”) (formerly Robotech Inc) (a Delaware Corporation) (a Development Stage Company) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the period from August 28, 1997 (Inception) to December 31, 2012.  Zhen Ding’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhen Ding as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Zhen Ding will continue as a going concern.  As discussed in Note 3 to the financial statements, Zhen Ding has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
January 6, 2014

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL LIABILITIES	$-	$-

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 150,000,000 shares
authorized, 122,430 shares issued and outstanding	$12	$12
Additional paid in capital	2,614,967	2,614,967
Deficit accumulated during development stage	(2,614,979)	(2,614,979)
Total stockholders' equity	-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$-	$-

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Statements of Operations

			For Period from
	For the Years Ended		August 28,1997
	December 31,		(Inception) to
	2012	2011	December 31, 2012

Revenues	$-	$-	$-

Operating expenses:
General and administrative			2,563,579
Loss on settlement of accounts payable	-	51,400	51,400
Total operating expenses	-	51,400	2,614,979

Net loss	$-	$(51,400)	$(2,614,979)

Net loss per common share - basic and diluted
	$-	$(0.42)
Weighted average number of common shares
outstanding - basic and diluted	122,430	122,430

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Statement of Stockholders' Equity
For the Period from August 28, 1997 to December 31, 2012

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid in	Development
	Shares	Par	Capital	Stage	Total

Balances, August 28, 1997	-	$-	$-	$-	$-
Net loss	-	-	-	-	-

Balances, December 31, 1997	-	-	-	-	-
Shares issued for founders	40,000	4	396	-	400
Shares issued for cash	1,440	-	719,825	-	719,825
Net loss	-	-	-	(720,225)	(720,225)

Balances, December 31, 1998	41,440	4	720,221	(720,225)	-
Shares issued for cash	229	-	114,500	-	114,500
Shares issued for exercise of warrants	4,711	1	47,105	-	47,106
Shares issued for services	3,332	-	681,275	-	681,275
Net loss	-	-	-	(842,881)	(842,881)

Balances, December 31, 1999	49,711	5	1,563,101	(1,563,106)	-
Shares issued for cash	2,912	-	265,050	-	265,050
Shares issued for exercise of warrants	320	-	3,200	-	3,200
Shares issued for services	3,722	1	374,355	-	374,356
Net loss	-	-	-	(642,606)	(642,606)

Balances, December 31, 2000	56,665	6	2,205,706	(2,205,712)	-
Shares issued for services	14,365	1	357,866	-	357,867
Net loss	-	-	-	(357,867)	(357,867)

Balances, December 31, 2001	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2002	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2003	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2004	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2005	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2006	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2007	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2008	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2009	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2010	71,030	7	2,563,572	(2,563,579)	-
Net loss	-	-	-	-	-

Balances, December 31, 2011	71,030	7	2,563,572	(2,563,579)	-
Shares issued for accounts payable	51,400	5	51,395	-	51,400
Net loss	-	-	-	(51,400)	(51,400)

Balances, December 31, 2012	122,430	$12	$2,614,967	$(2,614,979)	$-

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Statements of Cash Flows

			For Period from
	For the Year Ended		August 28, 1997
	December 31,		(Inception) to
	2012	2011	December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$-	$(51,400)	$(2,614,979)
Adjustments to reconcile net loss to net cash
used in operating activities:
Shares issued for founder	-	-	400
Shares issued for services	-	-	1,413,498
Loss on settlement of accounts payable	-	51,400	51,400
Net cash used in operating activities	-	-	(1,149,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shares issued for cash	-	-	1,099,375
Shares issued for exercise of warrants	-	-	50,306
Net cash provided by financing activities	-	-	1,149,681

Net increase (decrease) in cash	-	-	-
Cash at beginning of period	-	-	-

Cash at end of period	$-	$-	$-

SUPPLEMENTAL CASH FLOWS INFORMATION:
Cash paid for:
Income tax	$-	$-	$-
Interest	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Zhen Ding Resources, Inc.
(a Delaware Corporation)
(formerly Robotech Inc)
(a Development Stage Company)
Note to Financial Statements

Note 1.  Description of Business

Zhen Ding Resources Inc. (formerly Robotech Inc) (“Zhen Ding DE”) was incorporated in State of Delaware in September 1996 and began its business activities in the field of development and marketing of specialized technological equipment. In the year of 2003, Zhen Ding DE abandoned its business because it was not able to reach Zhen Ding DE’s financing goals. Since 2004, several potential businesses were investigated by Zhen Ding DE as candidates for acquisition but for various reasons none were pursued. In 2008, negotiations were entered into with intent to acquire a solar energy company operating in the North African region. However, due to the inability to arrange for adequate funding, discussions were terminated. In the past decade there has been a worldwide sharp recovery in the price and interest in precious metals, minerals and industrial commodities fueled to a large degree by the economic awakening of the two most populous nations, China and India. In early 2010, the business direction of Zhen Ding DE was changed to seek opportunities from this revival and Zhen Ding DE began to focus particularly on searching for companies engaged in the mining of gold, silver and copper.

Zhen Ding DE entered into negotiations with Zhen Ding Resources Inc. (a Nevada entity) (“Zhen Ding NV”), which indirectly owns 70% of a Chinese Joint Venture entity, Zhen Ding Mining Co. Ltd.(“Zhen Ding JV”). This indirect ownership is through a 100% ownership of a California company Z&W Zhen Ding Corporation (“Zhen Ding CA”).

On January 10, 2012, the shareholders of Zhen Ding DE approved a 100 for 1 reverse stock-split of Zhen Ding DE’s common stock, affecting 12,242,972 shares that had been issued to that date and reducing the number of shares outstanding to 122,430.  Zhen Ding DE’s financial statements have been retroactively restated to incorporate the effect of the stock-split.

In January 2012, the Board of Directors, with authorization from the majority of the shareholders of Zhen Ding DE, made an offer to the shareholders of Zhen Ding NV, to acquire, at the very least, the majority of their common shares, and, if available, up to 100% ownership.

On March 8, 2012, Zhen Ding DE changed its name from Robotech Inc. to Zhen Ding Resources Inc., in anticipation of the acquisition of Zhen Ding NV. An application was made to FINRA to reflect this name change and the new name was subsequently accepted by FINRA.

During 2012, a total of 50,779,915 shares of the issued and outstanding common stock of Zhen Ding NV were tendered to Zhen Ding DE.

Note 2.  Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding Zhen Ding DE’s financial statements. Such financial statements and accompanying notes are the representations of Zhen Ding DE’s management, which is responsible for the integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Use of Estimates and Assumptions

Zhen Ding DE prepares its financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development Stage Company

Zhen Ding DE is considered a development stage company and has had no commercial revenue to date.

Cash and Cash Equivalents

Zhen Ding DE considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes

Zhen Ding DE uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Zhen Ding DE reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. A valuation allowance, if necessary, is provided against deferred tax assets, based upon management’s assessment as to their realization.

Share-Based Compensation

Zhen Ding DE estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and value of common shares based on the last common stock valuation done by third party valuation expert of Zhen Ding DE’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, Zhen Ding DE reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

Basic and Diluted Loss per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Subsequent Events

Zhen Ding DE evaluated events subsequent to December 31, 2012 through the date the financial statements were issued for disclosure considerations.

Recently Issued Accounting Pronouncements

Zhen Ding DE does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Note 3.  Going Concern

The accompanying financial statements have been prepared on a going concern basis, which assumes Zhen Ding DE will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of Zhen Ding DE as a going concern is dependent upon the continued financial support from Zhen Ding DE’s shareholders, the ability of Zhen Ding DE to obtain necessary financing and the attainment of profitable operations. As of December 31, 2012, Zhen Ding DE has incurred losses totaling $2,614,979 since its inception, and has not yet generated revenue from operations. These factors raise substantial doubt regarding Zhen Ding DE’s ability to continue as a going concern.

If Zhen Ding DE is able to raise additional funds and Zhen Ding DE’s operations and cash flow improve, management believes that Zhen Ding DE will be able to continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in Zhen Ding DE’s liquidity. The uncertainty regarding Zhen Ding DE’s ability to continue as a going concern will cease when Zhen Ding DE revenues have reached a level able to sustain Zhen Ding DE’s business operations.

Note 4.  Equity Transactions

In 1997, Zhen Ding DE issued 40,000 shares of common stock at the par value of $400 to Zhen Ding DE’s founders and 1,440 shares of common stock were issued to several investors for cash of $719,825.

In 1998, Zhen Ding DE issued 229 shares of common stock to several investors for cash of $114,500, 4,711 shares of common stock were issued for exercise of warrants and received cash of $47,106, and 3,332 shares of common stock were issued to third parties for their services and recorded at their fair value of $681,275.

In 1999, Zhen Ding DE issued 2,912 shares of common stock to several investors for cash of $265,050, 320 shares of common stock for exercise of warrants and received cash of $3,200, and 3,722 shares of common stock were issued to third parties for their services and recorded at their fair value of $374,356.

In 2000, Zhen Ding DE issued 14,365 shares of common stock to third parties for services and recorded at their fair value of $357,867.

In 2011, Zhen Ding DE issued 51,400 shares of common stock to a third party for services and recorded at their fair value of $51,400.

Note 5.  Subsequent Events

On August 13, 2013, an additional 13,100,000 shares of Zhen Ding NV were tendered to Zhen Ding DE. Thus, as of August 13, 2013, the shareholders of Zhen Ding NV had tendered 100% of the issued and outstanding shares of common stock, representing 100% of the issued and outstanding equity of Zhen Ding NV to Zhen Ding DE.

On October 23, 2013, Zhen Ding DE issued 63,879,915 shares of its common stock, on a one-for-one basis, to the tendering shareholders of Zhen Ding NV and made Zhen Ding NV a wholly owned subsidiary of Zhen Ding DE.

On October 28, 2013, Zhen Ding DE dissolved Zhen Ding NV by merging it into Zhen Ding DE.

Zhen Ding DE now through Zhen Ding NV’s wholly owned subsidiary, Zhen Ding CA, participates in a joint venture with Jing Xian Xinzhou Gold Co., Ltd. (“Xinzhou Gold”), a company organized under the laws of the People’s Republic of China (“PRC”). The joint venture company Zhen Ding JV is 70% held by the Company through Zheng Ding CA which owns and operates an ore processing plant loacted in the southwestern part of Anhui province in China, near the town of Jing Xian. Xinzhou Gold, the other 30% partner of Zhen Ding JV is the actual named owner of the various licenses used by Zhen Ding JV and transferred all rights emanating from these licenses as part of the joint venture agreement between Z&W CA and Xinzhou Gold.

Now, Zhen Ding DE’s primary activity, through Zhen Ding JV, is ore processing and production.  Zhen Ding DE focus in the growth regions mostly in China and Southeast Asia geographically.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws limit the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC Registration Fee	$826.20
Accounting Fees and Expenses	7,500.00
Legal Fees and Expense	15,000.00
Printing Expenses	1,000.00
Transfer Agent Fees	-
Miscellaneous	-

Total	$24,326.20

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

In April 2011, we issued 5,140,000 shares of common stock for stock based compensation.

On October 23, 2013, we issued a total of 63,846,358 shares of our common stock to the shareholders of Zhen Ding NV as exchange for 100% of outstanding equity in Zhen Ding NV.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed with the Secretary of State of the State of Delaware on September 6, 1996

3.2	Bylaws

3.3	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 1996.

3.4	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2012.

3.5	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 20, 2012.

3.6	Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on October 28, 2013.

5.1	Opinion of Chiang Law Office, P.C.

10.1	The Contract for Sino-Foreign Equity Joint Venture dated as of November 12, 2004 by and between Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

21.1	List of Subsidiaries

23.1	Consent of GBH CPAs, PC

23.2	Consent of Chiang Law Office, P.C. (contained in Exhibit 5.1).

99.1	Audited consolidated financial statement of Zhen Ding Resources Inc. (Nevada) for the years ended December 31, 2012 and 2011.

99.2*	Unaudited consolidated statement of operations of Zhen Ding Resources Inc. (Nevada) for the nine months ended September 30, 2013 and 2012.

99.3*	Pro forma consolidated statement of operations of Zhen Ding Resources Inc. (Nevada) for the nine months ended September 30, 2013
*to be filed by amendment

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on this Registration Statement and authorized this Registration Statement to be signed on its behalf by the undersigned, in Harbin, Heilongjiang Province, the People’s Republic of China, on January 6, 2014.

Zhen Ding Resources Inc.

By:	/s/ Wen Mei Tu
Wen Mei Tu President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wen Mei Tu as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Wei Mei Tu	President and Chief Executive Office and Director	January 6, 2014
Wei Mei Tu	(Principal Executive Officer)

/s/ DeGang Wei	Chairman, Chief Financing Officer and Director	January 6, 2014
DeGang Wei	(Principal Financial Officer and Principal Accounting Officer)

/s/ Qiang Zhou	Director	January 6, 2014
Qiang Zhou

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation filed with the Secretary of State of the State of Delaware on September 6, 1996

3.2	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 1996.

3.3	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 28, 2012.

3.4	Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 20, 2012.

3.5	Bylaws

3.6	Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on October 28, 2013.

5.1*	Opinion of Chiang Law Office, P.C.

10.1	The Contract for Sino-Foreign Equity Joint Venture dated as of November 12, 2004 by and between Zhen Ding Corporation and Jing Xiang Xin Zhou Gold Co. Ltd.

21.1	List of Subsidiaries

23.1	Consent of GBH CPAs, PC

23.2	Consent of Chiang Law Office, P.C. (contained in Exhibit 5.1).

99.1	Audited consolidated financial statement of Zhen Ding Resources Inc. (Nevada) for the years ended December 31, 2012 and 2011.

99.2*	Unaudited consolidated statement of operations of Zhen Ding Resources Inc. (Nevada) for the nine months ended September 30, 2013 and 2012.

99.3*	Pro forma consolidated statement of operations of Zhen Ding Resources Inc. (Nevada) for the nine months ended September 30, 2013
* to be filed by amendment